Exhibit 10.19

THIS SUBSCRIPTION AND PURCHASE AGREEMENT (this “Agreement”) is made on April 2, 2004

AMONG:

(1)	OBJECT SOFTWARE LIMITED, a company duly incorporated and validly existing under the laws of the British Virgin Islands whose registered address is P.O. Box 71, Craigmuir Chamber, Road Town, Tortola, British Virgin Islands (the “Company”);

(2)	OBJECT SOFTWARE (BEIJING) CO., LTD., a company duly established and validly existing under the laws of the People’s Republic of China whose principal business address is 3rd Floor, Xingya Mansion, No.63 North Avenue, 4th West Ring Road, Haidian District, Beijing, China zip 100089 (the “PRC Subsidiary”);

(3)	THE9 LIMITED, a company duly incorporated and validly existing under the laws of Cayman Islands whose principal business address is 30/F CITIC Square, No. 1168 Nanjing Road (w), Shanghai 200041, People’s Republic of China (the “Investor”);

(4)	each of the Persons whose names and addresses are listed on Part A of Schedule 2 hereto (each, a “Founder” and collectively, the “Founders”);

(5)	LAI KUI MING, PHILIP whose address is listed on Part D of Schedule 2 hereto (“Lai”); and

(6)	each of the Persons whose names and addresses are listed on Part C of Schedule 2 hereto (each, a “Selling Shareholder” and collectively, the “Selling Shareholders” which expression when used in relation to the Conditional Investment shall include Lai).

WHEREAS:

(A)	The Company is a private limited liability company organized and existing under the laws of the British Virgin Islands. Further particulars of the Company are set forth in Part A of Schedule 3.

(B)	The Selling Shareholders are the beneficial and registered owners of all of the issued and outstanding shares in the capital of the Company.

(C)	The Company owns the entire registered capital of each of the Subsidiaries. Further particulars of each of the Subsidiaries are set forth in Part B of Schedule 3.

(D)	The Company, the PRC Subsidiary and the Founders desire that the Company allot and issue to the Investor, and the Investor desires to subscribe for and purchase, Subscribed Shares of the Company upon the terms and subject to the conditions set forth herein.

(E)	The Selling Shareholders desire to sell, and the Investor desires to purchase First Investment Sale Shares owned by the Selling Shareholders upon the terms and subject to the conditions set forth herein.

(F)	The Selling Shareholders desire, upon the Investor’s completion of its IPO, to sell to the Investor the Conditional Investment Shares in return for cash and/or ordinary shares of the Investor, upon the terms and subject to the conditions set forth herein.

(G)	As the Company will be applying a portion of consideration to be received by it under this Agreement to finance the operation of the PRC Subsidiary, the PRC Subsidiary is requested by the Investor to join as a party to this Agreement and in consideration of the willingness of the Investor to enter into this Agreement, which would otherwise not happen, and in further consideration of the finance provided by the Company aforesaid, the PRC Subsidiary agrees to enter into this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, unless the context requires otherwise:

“Affiliate”	of a Person (the “Subject Person”) means (i) in the case of a Subject Person other than a natural person, any other Person that directly or indirectly controls, is controlled by or is under common control with the Subject Person, and (ii) in the case of a Subject Person that is a natural person, the spouse or any child of the Subject Person. For purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and includes without limitation (i) ownership directly or indirectly of 50% or more of the shares in issue or other equity interests of such Person, (ii) ownership directly or indirectly of 50% or more of the voting power of such Person or (iii) the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of such Person, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. With respect to any Person that is owned by an investment fund, “Affiliate” shall also include the general partners, limited partners and fund managers of such Person.

“Average Trading Price”	means the volume weighted average of the per share trading prices of the Investor’s ordinary shares (subject to appropriate adjustment for share splits, reverse share splits, recapitalizations and the like), in the form of ADS or otherwise, on the NASDAQ Stock Market, during the 30 consecutive trading days ending on and including the date that is the 30th trading day after the date on which the certification of the independent party referred to in Clause 2.2(e)(i) becomes available.

“Basic Documents”	means this Agreement, the Shareholders Agreement, the Restated Articles.

“Board”	means the board of directors of the Company.

“Charter Documents”	means, collectively, the Memorandum of Association and Articles of Association of the Company.

“Collective Warranties”	means the representations and undertakings of the Company, the PRC Subsidiary and the Founders set forth in Schedule 4.

“Commercial Launch”	means the commercial launch of FODO game by the Company which results in recognition of revenue in the financial statement of the Company from FODO in accordance with U.S. GAAP; provided, however, the Commercial Launch shall not occur until the number of average weekly Peak Concurrent Users reaches at least 50,000; provided, further, the Commercial Launch must take place once the number of average weekly Peak Concurrent Users reaches 100,000 but not sooner than two months after the commencement of open beta testing.

“Commercial Launch Date”	means the date on which Commercial Launch commences.

“Conditional Investment”	means the completion of the sale and purchase of the Conditional Investment Shares according to the terms of this Agreement and the Share Purchase Agreement.

“Conditional Investment Date”	means the date and time at which Conditional Investment takes place.

“Conditional Investment Purchase Price”	means the consideration for the sale of the Conditional Investment Shares as set forth in Clause 2.2.

“Conditional Investment Shares”	means all of the Ordinary Shares held by the Selling Shareholders and Lai at the Conditional Investment Date which, together with the First Investment Sale Shares and the Subscribed Shares, shall comprise the entire issued share capital of the Company.

“Daily Average Paying Concurrent Users”	means the daily average number of Paying Game Players simultaneously logged on to the game servers hosting any of the Key Games, calculated every 15 minutes during a calendar day.

“Disclosure Letter”	means the letter of even date herewith from the Company to the Investor in the approved terms.

“Encumbrance”	means (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (ii) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (iii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favour of any Person and (iv) any adverse claim as to title, possession or use.

“Equity Securities”	means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (including, without limitation, in the case of the Company, its Ordinary Shares) or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“FODO”	means the online game entitled Fate of the Dragon Online developed by the PRC Subsidiary.

“First Investment”	means the completion of the (i) the subscription for and issuance of the Subscribed Shares and (ii) the sales and the purchase of the First Investment Sale Shares according to the terms of this Agreement.

“First Investment Date”	means April 16, 2004.

“First Investment Sale Shares”	means the Ordinary Shares to be purchased by the Investor upon First Investment pursuant to Clause 2.1.

“Fully-Diluted Basis”	means, with respect to the Investor, the basis of calculation of the entire share capital of the Investor taking into account (1) the issued and outstanding ordinary shares, including those represented by ADSs, (2) the ordinary shares into which the issued and outstanding securities of the Investor would be convertible on an as-converted basis, including the authorized but unissued ordinary shares issuable pursuant to any stock option plan or similar equity incentive plan of the Investor, and where applicable, (3) the Investor Shares issued pursuant to this Agreement and the Share Purchase Agreement.

“Governmental Authority”	means any government or political subdivision thereof; any department, agency, board, bureau, commission or other instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange or automated trading system.

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Investor Shares”	means the ordinary shares, in the capital of the Investor having a par value of such an amount as they shall have at the Conditional Investment Date.

“Investor Warranties”	means the representations, warranties and undertakings of the Investor set forth in Schedule 6.

“IPO”	means an initial public offering of the Investor’s ordinary shares, in the form of American Depositary Shares (“ADSs”) or otherwise, on the NASDAQ Stock Market.

“Key Games”	means FODO, the World of Qin and World of Qin 2 online games developed by the Company or the PRC Subsidiary (each, a “Key Game” and collectively, the “Key Games”).

“Latham & Watkins”	means Latham & Watkins LLP, of 20th Floor, Standard Chartered Bank Building, 4 Des Voeux Road, Central, Hong Kong, international counsel to the Investor.

“LIBOR”	means the annual London Interbank Offered Rate which is the rate of interest at which banks borrow funds from other banks, in marketable size, in the London interbank market.

“Ordinary Shares”	means the ordinary shares, par value US$1.00 per share, in the capital of the Company.

“Ownership”	of any Person at any time means the percentage owned by any Person of all Ordinary Shares in issue at such time on a fully diluted basis, assuming the exercise, conversion or exchange of all options, warrants and other securities exercisable for or convertible or exchangeable into Ordinary Shares, regardless of whether such options, warrants or other securities are currently exercisable, convertible or exchangeable at such time.

“Parties”	means the Company, the PRC Subsidiary, the Investor, the Founders and the Selling Shareholders, and “Party” means any of them.

“Paying Game Players”	means those players who pay in full for the game playing time used by them.

“Peak Concurrent User”	means the highest number of game players simultaneously logged on to the game servers hosting FODO at any particular time during a 15-minute period.

“Person”	means any individual, firm, company, Governmental Authority, joint venture, association, partnership or other entity (whether or not having separate legal personality).

“Related Party”	means (i) any shareholder of the Company, (ii) any director of the Company, (iii) any officer of the Company, (iv) any Relative of a shareholder, director or officer of the Company, (v) any Person in which any shareholder, director or officer of the Company has any interest, other than a passive shareholding of less than 5% in a publicly listed company, and (vi) any other Affiliate of the Company or of a shareholder or director of the Company.

“Relative”	of a natural Person means any spouse, parent, grandparent, child, grandchild or sibling of such Person and any other Person who is related to such person within three degrees.

“Restated Articles”	means the amended and restated Memorandum and Articles of Association of the Company, in the form of Exhibit B, to be adopted by the Company on or prior to the First Investment Date.

“Selling Shareholders Warranties”	means the representations and undertakings of the Company and the Selling Shareholders set forth in Schedule 5.

“Shareholders”	means the Persons set forth in Part A of Schedule 3, who are all of the shareholders of the Company as at the date hereof.

“Subscribed Shares”	means the Ordinary Shares to be subscribed for by the Investor pursuant to Clause 2.1.

“Subsidiaries”	means each of the Persons whose names and addresses are listed on Part B of Schedule 2 hereto.

“US$”	means United States Dollars, the lawful currency of the United States of America.

“Warranties”	means the Collective Warranties, the Selling Shareholder Warranties and the Investor Warranties.

1.2	The following terms are defined in the indicated Clause or Schedule:

“Company”	Preamble
“Founder(s)”	Preamble
“Indemnifying Persons”	8.1
“Indemnified Persons”	8.1
“Investor”	Preamble
“PRC Subsidiary”	Preamble
“Selling Shareholder(s)”	Preamble
“Share Purchase Agreement”	2.2(b)

1.3	References herein to any Clause, Schedule or Exhibit is to such Clause of or Schedule or Exhibit to this Agreement unless the context otherwise requires. The Schedules and Exhibits to this Agreement shall be deemed to form part of this Agreement.

1.4	References to a Party shall, where the context permits, include such Party’s respective successors, legal representatives and permitted assigns.

1.5	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.6	Unless the context requires otherwise, words importing the singular include the plural and vice versa, and pronouns importing a gender include each of the masculine, feminine and neuter genders.

1.7	A document expressed to be “in the approved terms” means a document the terms of which have been approved by or on behalf of the parties hereto and a copy of which has been initialled for the purposes of identification by or on behalf of the Parties.

1.8	References to the knowledge, information, belief or awareness of any Person shall be deemed to include the knowledge, information, belief or awareness such Person would have if such Person had made reasonable inquiries unless otherwise specifically qualified.

1.9	The words “directly or indirectly” mean directly, or indirectly through one or more intermediary persons or through contractual or other legal arrangements, and “direct or indirect” have the correlative meanings.

1.10	In calculations of share numbers, (i) references to a “fully diluted basis” mean that the calculation should be made assuming that all outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for ordinary shares (whether or not by their term then currently convertible, exercisable or exchangeable), have been so converted, exercised or exchanged, and (ii) references to a “non-diluted basis” mean that the calculation should be made taking into account only ordinary shares then in issue.

2.	SUBSCRIPTION, SALE AND PURCHASE

2.1	First Investment

(a)	Upon the terms and subject to the conditions of this Agreement, the Investor hereby subscribes for, and the Company agrees to allot and issue to the Investor at First Investment, the number of Ordinary Shares set forth opposite the Investor’s name on Schedule 1 hereto.

(b)	The consideration payable by the Investor for the Subscribed Shares shall be the amount set forth opposite the Investor’s name on Schedule 1 hereto, payable in the forms of (1) a cash payment of US$1 million (the “Initial Consideration”) to be paid at the First Investment (i) US$0.3 million in US$ and (ii) US$0.7 million in Renminbi equivalent, and (2) an interest-free promissory note in the amount of US$2 million in favor of the Company (the “Note”), in the form set out in Exhibit E to this Agreement, subject to adjustment as provided for in Clause 7.2 below.

(c)	Upon the terms and subject to the conditions of this Agreement, each of the Selling Shareholders hereby agrees to sell and transfer to the Investor, and the Investor hereby agrees to purchase from each of the Selling Shareholders at First Investment, the number of First Investment Sale Shares set forth opposite the Investor’s name on Schedule 1 hereto.

(d)	The consideration payable by the Investor to each of the Selling Shareholders for the First Investment Sale Shares shall be the amount set forth opposite each Selling Shareholder’s name on Schedule 1 hereto, payable in the form of a cash payment in US$ at First Investment.

(e)	The sale by each of the Selling Shareholders as set forth in this Clause 2.1 shall be severally enforceable transaction in accordance with the terms of this Agreement. Each Selling Shareholder’s obligations in respect of its sale as provided herein shall be several but not joint. The Investor may, at its sole election, exercise or enforce its rights against the Selling Shareholders, severally.

2.2	Conditional Investment

(a)	Upon the terms and subject to the conditions of this Agreement, the Selling Shareholders and Lai hereby agree to sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Investor, and the Investor agrees to purchase, the Conditional Investment Shares at such Conditional Investment Purchase Price as determined in Clause 2.2(d).

(b)	The terms and conditions of the Conditional Investment shall be set forth in a definitive share purchase agreement (the “Share Purchase Agreement”) in substantially the form attached hereto as Exhibit C, which shall be entered into, as soon as reasonably practicable, after the Investor notifies the Selling Shareholders that it is satisfied with the fulfillment of the conditions set forth in Clause 2.2(c) and Clause 2.2(d), any of which, with the exception of Clause 2.2(d), may be expressly waived by the Investor; provided, however, that in the event that either or both of Lai and Chiu Pak Yue, Leo have become involved in the management or daily operations of the Company or any of the Subsidiaries after the First Investment Date, either or both of them, as the case may be, shall be required to make the representations and warranties in Schedule 4 to the Share Purchase Agreement in addition to other representations and warranties to be made by them therein; provided, further, that the Share Purchase Agreement shall be subject to further changes in the event that the condition set forth in Clause 2.2(c)(iii) has not been satisfied unless the Investor has expressly waived such condition.

(c)	The Investor’s obligation to enter into the Share Purchase Agreement with the Company and the Selling Shareholders and Lai is subject to the fulfilment of the following conditions:

(i)	FODO having its Commercial Launch by December 31, 2004;

(ii)	Since the First Investment Date, there having been no material adverse change in the business, operations, properties, financial position (including without limitation any material increase in provisions) or condition of the Company or any of the Subsidiaries; and

(iii)	The completion of the disclosure letter to the Share Purchase Agreement by the Selling Shareholders and Lai.

(d)	The obligation of the Selling Shareholders and Lai to enter into the Share Purchase Agreement with the Investor is subject to the Investor’s completion of an IPO by December 31, 2004.

(e)	The Conditional Investment Purchase Price shall be determined as follows:

(i)	If, during the first six months after the Commercial Launch, the aggregate of the six-month average (and in respect of World of Qin 2, the average for the period from its commercialization to the end of the six-month period aforesaid (the “Relevant Period”), provided that in the event the Relevant Period is less than a period of two calendar months, the Daily Average Paying Concurrent Users of World of Qin 2 shall not be taken into account in the calculation of such six-month average) of the Daily Average Paying Concurrent Users of each of the Key Games, as certified by an independent party (the “Certifying Party”) jointly selected by the Company and the Investor, is at least One Hundred Thousand (100,000), then the Conditional Investment Purchase Price shall be Fifty Million Dollars (US$50,000,000); provided, however, if the proposed pricing of either FODO or the World of Qin 2 game falls below RMB 0.38 per hour, the Company shall obtain the prior written approval of the Investor with respect to such pricing; provided further, that the issuance and pricing of any prepaid game monthly cards for either FODO or the World of Qin 2 game, and any pricing change to the World of Qin game, shall require the Investor’s prior written approval; provided further that all prepaid game time cards and all prepaid game monthly cards (collectively the “Prepaid Cards”) shall not include any free or discounted game playing time and no Prepaid Cards shall be issued for free or to distributors at less than 70% of the retail price and no distribution contracts shall last longer than one year. Sale of Prepaid Cards in any other manner must be agreed by the Investor and the Company;

(ii)	the Conditional Investment Purchase Price as a whole shall be adjusted pro rata in accordance with the aggregate of the six-month average of the Daily Average Paying Concurrent Users of each of the Key Games; and

(iii)	the Conditional Investment Purchase Price as a whole will neither be less than Twenty Million Dollars (US$20,000,000), nor higher than Seventy-Five Million Dollars (US$75,000,000).

The Parties hereto agree that in the event that the Company and the Investor have failed to agree on the selection of the Certifying Party within 30 days after the expiration of the first six months following the Commercial Launch, the Company shall immediately engage any of Ernst & Young, Deloitte & Touche or KPMG Peat Marwick to be the Certifying Party.

(f)	The Conditional Investment Purchase Price will be paid by the Investor to the Selling Shareholders on the Conditional Investment Date as follows:

(i)	In the event that the Average Trading Price equals to or exceeds the per share price at the IPO, the Conditional Investment Purchase Price may be paid by the Investor to the Selling Shareholders in the form of the Investor Shares, registered in the names of the Selling Shareholders or their respective designees equal to the quotient obtained by dividing the

Conditional Investment Purchase Price by the Average Trading Price; provided, that the Selling Shareholders shall have right to request the Investor to pay up to 50% of the Conditional Investment Purchase Price in cash; and

(ii)	In the event that the Average Trading Price is below the per share price at the IPO, the Selling Shareholders shall have a right to request the Investor to pay the Purchase Price in the form of cash or any combination of cash and the Investor Shares, but the Selling Shareholders as a whole shall in no event receive the Investor Shares constituting greater than 27% of the issued share capital of the Investor on the Fully-Diluted Basis immediately after the issuance of such Investor Shares to the Selling Shareholders. For the avoidance of doubt, the Conditional Investment Purchase Price not otherwise paid in Investor Shares shall be paid in cash on the Conditional Investment Date.

Notwithstanding the foregoing, none of the Selling Shareholders or Lai shall be entitled to receive the Investor Shares that would exceed the total number of the Investor Shares held by either Incsight Limited or Bosma Limited calculated on the as-converted, Fully-Diluted Basis immediately after the issuance of the Investor Shares to the Selling Shareholders, so long as Incsight Limited and Bosma Limited each hold greater than 12% of the issued Investor Shares. For purposes of this Clause 2.2(f)(ii), the Investor Shares held by any of the Persons referred hereto shall include the Investor Shares and other securities of the Investor held by such Person and its Affiliates.

2.3	Closing of First Investment. The First Investment shall take place on or about the First Investment Date at the offices of Latham & Watkins LLP, 20/F, Standard Chartered Bank Building, 4 Des Voeux Road, Central, Hong Kong. At the First Investment,

(a)	the Company shall

(i)	allot and issue the Subscribed Shares;

(ii)	give instructions to its registered agent in the British Virgin Islands to duly register the Subscribed Shares and the First Investment Sale Shares, in the name of the Investor, in the Company’s register of members; and

(iii)	deliver to the Investor a share certificate for the Subscribed Shares, duly completed in the name of the Investor;

(b)	each of the Selling Shareholders shall sign an instrument of transfer in favor of the Investor in respect of, and deliver to the Investor, a share certificate in the name of the Investor for, the number of the First Investment Sale Shares set forth opposite such Selling Shareholder’s name on Schedule 1 hereto; and

(c)	the Investor shall pay the Initial Consideration to the Company and the respective Selling Shareholders according to the wire transfer instructions provided to the Investor by the Company and each of the Selling Shareholders not less than three business days before the First Investment;

(d)	the Investor shall deliver the duly executed Note to the Company; and

(e)	the Company, each Selling Shareholder and the Investor shall execute and deliver the Shareholders Agreement.

2.4	Within seven (7) U.S. banking days after the First Investment,

(a)	the Company shall deliver to the Investor a receipt for the consideration received from the Investor;

(b)	the Selling Shareholders shall deliver to the Investor a receipt for the First Investment consideration; and

(c)	the Company shall deliver to the Investor a certified copy of the updated register of members of the Company from the registered agent of the Company.

3.	CONDITIONS PRECEDENT TO FIRST INVESTMENT

3.1	The obligations of the Investor to complete the subscription for the Subscribed Shares, the purchase for the First Investment Sale Shares are subject to the fulfilment, prior to or simultaneously at the First Investment Date (or at the time specified below), of the following conditions, any one or more of which may be waived by the Investor:

(a)	the Collective Warranties and the Selling Shareholder Warranties remaining true and correct on the First Investment Date;

(b)	the Company, the PRC Subsidiary, each of the Selling Shareholders and the Founders having performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it or them on or before the First Investment Date;

(c)	the Company, the Selling Shareholders and the Founders having duly attended to and carried out all corporate procedures that are required under the laws of the respective jurisdictions it is incorporated in connection with the Basic Documents and the transactions contemplated thereby, and the PRC Subsidiary having duly attended to and carried out all corporate procedures that are required under the respective jurisdiction it is incorporated in connection with the Basic Documents and the transactions contemplated thereby, including without limitation:

(i)	approval by the Board of the execution, delivery and performance by the Company of the Basic Documents, the allotment and issuance of the Subscribed Shares and the other transactions contemplated by the Basic Documents to which the Company is a party or which require approval by the Board;

(ii)	approval by the board of directors of the PRC Subsidiary of the execution, delivery and performance by the PRC Subsidiary of the Basic Documents to which it is a party or which require approval by the board of directors of the PRC Subsidiary and of the other transactions contemplated by the Basic Documents; and

(iii)	adoption of the Restated Articles by all necessary action of the Board and the Shareholders and due filing of the Restated Articles with the relevant authority in the British Virgin Islands;

(d)	the Company and each of the Subsidiaries having each appointed Moores Rowland Mazars as its auditor;

(e)	the Company or a Subsidiary of the Company having entered into service contracts with each of the individuals listed on Schedule 9 hereto, in the form attached hereto as Exhibit D;

(f)	all consents and approvals of, notices to and filings or registrations with any Governmental Authority or any other Person required in connection with the execution, delivery or performance by the Company, the Subsidiary, the Founders, the Selling Shareholders of the Basic Documents, the consummation of the transactions contemplated thereby, or pursuant to any contract binding on the Company, the PRC Subsidiary, the Founders, the Selling Shareholders or to which the Company, the PRC Subsidiary, the Founders, the Selling Shareholders or its respective assets are subject or bound, having been duly obtained or made;

(g)	since December 31, 2003, there having been (i) no material adverse change in the business, operations, properties, financial position (including without limitation any material increase in provisions) or condition of the Company or any of the Subsidiaries, (ii) no material change in any relevant laws, regulations or policies in any of the jurisdictions in which the Company or any of the Subsidiaries does business (whether coming into effect prior to, on or after the First Investment Date) that, in the reasonable opinion of the Investor, materially and adversely affects or may materially and adversely affect the Company or any of the Subsidiaries;

(h)	there being no Governmental Authority or other Person that has:

(i)	instituted or threatened any action or investigation to restrain, prohibit or otherwise challenge the subscription of the Subscribed Shares and the purchase of the First Investment Sale Shares, by the Investor;

(ii)	threatened to take any action as a result of or in anticipation of the implementation of such subscription or purchase, as applicable; or

(iii)	proposed or enacted any statute or regulation which would prohibit, materially restrict or materially delay implementation of the subscription or the operation of the Company or any of the Subsidiaries after the First Investment;

(i)	the Company having delivered to the Investor a certificate, dated the First Investment Date and signed by Mr. Richard Alan Wallis in his capacity as Chairman and Chief Executive Officer of the Company, certifying that the conditions set forth in paragraphs (a) through (j) of this Clause 3.1 have been satisfied;

(j)	all corporate and other proceedings in connection with the transactions contemplated at or prior to the First Investment pursuant to the Basic Documents and all documents incident thereto being reasonably satisfactory in form and substance to the Investor, and the Investor having received all such counterpart originals and certified or other copies of such documents as it may reasonably request, including without limitation:

(i)	a copy of the Restated Articles certified by Mr. Richard Alan Wallis in his capacity as Chairman and Chief Executive Officer of the Company as a true, complete and correct copy duly adopted by the Board and approved by the Shareholders of the Company and effective as of the First Investment Date;

(ii)	a copy of the resolutions of the Board and (to the extent required) the Shareholders, evidencing the adoption of the Restated Articles, the approval of the Basic Documents to which the Company is a party or which require approval of the Shareholders, the allotment and issuance of the Subscribed Shares and the transfer of the First Investment Sale Shares, and the other matters contemplated hereby, certified by Mr. Richard Alan Wallis in his capacity as Chairman and Chief Executive Officer to be true, complete and correct; and

(iii)	a copy of the register of members of the Company as at the First Investment Date, certified by Mr. Richard Alan Wallis in his capacity as Chairman and Chief Executive Officer of the Company to be true, complete and correct;

(k)	the Company having delivered to the Investor copies certified by Mr. Richard Alan Wallis in his capacity as Chairman and Chief Executive Officer of the Company of all documents requested by the Investor evidencing the receipt of approvals mentioned in Clause 3.1 (f) above;

(l)	the Investor having received an opinion from Conyers Dill & Pearman, British Virgin Islands counsel to the Company, dated as of the First Investment Date, covering the matters specified in Schedule 7;

(m)	the Investor having received an opinion from Beijing Renjie Law Office, PRC counsel for the Company and the PRC Subsidiary, dated as of the First Investment Date, covering matters specified in Schedule 8;

(n)	one nominee of the Investor having been duly elected to each of the Board and the board of directors of the Subsidiaries (except for Object Software B.V.), effective upon First Investment, provided that the Investor shall have the right to appoint a Dutch national or a Dutch entity to the board of directors of Object Software B.V. at any time after the First Investment Date;

(o)	the Company having appointed the financial controller with professional accounting qualifications, nominated by the Investor; provided, that the Investor shall pay for the salaries and benefits of such controller; and

(p)	the Selling Shareholders having tendered not less than 59 Ordinary Shares on the First Investment Date.

3.2	The Company’s obligation to complete the allotment and issuance of the Subscribed Shares is subject to the Investor Warranties remaining true and correct in all material respects on the First Investment Date and the Investor having delivered to the Company a certificate, dated the First Investment Date and signed by a director of the Investor, to the foregoing effect, which condition may be waived by the Company.

3.3	The Selling Shareholders’ obligations to complete the First Investment are subject to the Investor Warranties remaining true and correct on the First Investment Date.

4.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

4.1	Each of the Company, the PRC Subsidiary and the Founders, jointly and severally, hereby represent, warrant and undertake to the Investor in the terms set forth in Schedule 4 and acknowledge that the Investor in entering into this Agreement is relying on such representations, warranties and undertakings.

4.2	The Selling Shareholders, jointly and severally, hereby represent, warrant and undertake to the Investor in the terms set forth in Schedule 5 and acknowledge that the Investor in entering into this Agreement is relying on such representations, warranties and undertakings.

4.3	The Investor hereby represents, warrants and undertakes to the Company and the Selling Shareholders in the terms set forth in Schedule 6 and acknowledge that the Company and the Selling Shareholders in entering into this Agreement are relying on such representations, warranties and undertakings.

4.4	The Collective Warranties and the Selling Shareholder Warranties are given subject to the matters disclosed in the Disclosure Letter, but no other information relating to the Company, the PRC Subsidiary, the Founders, the Selling Shareholders of which the Investor has knowledge (actual or constructive), no other information relating to the Investor of which the Company or any of the Selling Shareholders have knowledge (actual or constructive) and no investigation by or on behalf of the Investor, the Company or any of the Selling Shareholders shall prejudice any claim made by any Investor, the Company or any of the Selling Shareholders, as the case may be, under the indemnity contained in Clause 8 or operate to reduce any amount recoverable thereunder. It shall not be a defence to any claim against the Company, the PRC Subsidiary, the Selling Shareholders, the Founders or the Investor that the Investor or the Company as the case may be, knew or ought to have known or had constructive knowledge of any information (other than as disclosed in the Disclosure Letter) relating to the circumstances giving rise to such claim. For the avoidance of doubt, the Investor hereby acknowledges and agrees that notwithstanding the foregoing provision, the Investor is precluded from making any claim against the Company, the PRC Subsidiary, the Founders, the Selling Shareholders or any of them conerning any matters specifically disclosed in the Disclosure Letter with respect to any of the Collective Warranties and the Selling Shareholder Warranties.

4.5	The Collective Warranties, the Selling Shareholder Warranties and the Investor Warranties set forth in each paragraph of Schedule 4, Schedule 5 and Schedule 6, respectively, shall be separate and independent and save as expressly provided shall not be limited by reference to any other paragraph or anything in this Agreement or the Schedules.

4.6	The Warranties shall be deemed to be repeated with reference to the facts and circumstances subsisting at First Investment and survive the First Investment. Notwithstanding the foregoing, none of the Company, the PRC Subsidiary, the Selling Shareholders, the Founders or the Investor shall have any liability for breach of any warranty (other than the Collective Warranties set forth in Clauses l(a), 2(a), 2(d), 2(e) and 4(a) of Schedule 4, the Investor Warranties set forth in Clause l(a), Clause 2(a), 2(b), 2(c) and 2(d) and the first and second sentence of Clause 3 of Schedule 6, and the Selling Shareholder Warranties) or pursuant to Clause 8 following the third anniversary of the First Investment Date.

4.7	The liability of the Company, the PRC Subsidiary, the Founders and the Selling Shareholders (collectively the “Relevant Parties”) with respect to any breach of the Collective Warranties and/or, as the case may be, the Selling Shareholder Warranties is subject to the following:

(a)	The Relevant Parties shall be under no liability with respect to a breach of any of the Collective Warranties and the Selling Shareholder Warranties or to indemnify as provided in Clause 8 of this Agreement unless they or the Relevant Party concerned has been given written notice that the Investor has commenced legal proceedings against any or all of the Relevant Parties or sought indemnification pursuant to Clause 8.4 hereof prior to the expiration of twenty-four (24) months from the First Investment Date. Any such claim shall be deemed to have been waived or withdrawn at the expiration of such twenty-four (24) month period unless notice is given.

(b)	The Relevant Parties shall not incur any liability for breach of any of the Collective Warranties and the Selling Shareholder Warranties or to indemnify as provided in Clause 8 of this Agreement:

(i)	if such liability would not have arisen but for something voluntarily done (other than pursuant to a legal commitment created on or before the First Investment Date) solely by the Investor after the First Investment Date other than in the ordinary course of business of the Investor; or

(ii)	if such liability arises by reason of an increase in the statutory taxation rates applicable to the Company or any of its Subsidiaries or statutory change of the tax base of the Company or any of its Subsidiaries after the First Investment Date; or

(iii)	to the extent that specific provision or reserve with respect to such liability has been sufficiently identified in the Accounts.

(c)	The Investor shall reimburse to the Relevant Parties an amount equal to any sum paid by any of them with respect to a claim under any of the Collective Warranties and/or the Selling Shareholder Warranties or to be indemnified as provided in Clause 8 which is subsequently recovered by the Investor or paid to the Investor by a third party.

(d)	The aggregate liability of the Company, the PRC Subsidiary and the Founders for breach of the Collective Warranties and under the indemnity as provided in Clause 8 shall not exceed the sum of US$4,000,000 and all interest accrued thereon at the per annum rate equal to LIBOR plus 1% from the First Investment Date, plus all reasonable costs and expenses incurred by the Investor due to such breach.

(e)	The aggregate liability of the Selling Shareholders for breach of the Selling Shareholder Warranties and under the indemnity as provided in Clause 8 shall not exceed the sum of US$1,000,000 and all interest accrued thereon at the per annum rate equal to LIBOR plus 1% from the First Investment Date, plus all reasonable costs and expenses incurred by the Investor due to such breach.

5.	RESTRICTION ON ANNOUNCEMENTS

Except as required by applicable law or regulation, each Party undertakes that prior to Conditional Investment and thereafter it will not make any announcement in connection with this Agreement unless the other Parties shall have given its consent to such announcement, including both as to timing and substance.

6.	ACCESS RIGHT TO FINANCIAL REVIEW AND FURTHER ASSURANCES

6.1	As from the date of this Agreement, the Company shall give to the Investor and its accountants, counsels and agents full access, upon reasonable prior notice and during normal business hours, to the premises and all the books and records of the Company and the Subsidiaries and shall instruct the officers and employees of the Company and the Subsidiaries to give promptly all information and explanations to the Investor or any such persons as the Investor may reasonably request.

6.2	As of the date of this Agreement, the Company shall further grant the Investor the right to conduct a full financial review of the Company’s Accounts for the first quarter of 2004 (the “Review”). The Company shall cooperate fully in providing all materials necessary to conduct the Review to the Investor, and Investor shall bear the expense of such Review if conducted.

6.3	Each Party shall, at any time and from time to time upon the written request of any other Party:

(a)	promptly and duly execute and deliver all such further instruments and documents, and do or procure to be done all such acts or things, as such other Party may reasonably deem necessary or desirable in obtaining the full benefits of this Agreement and of the rights and ownership herein granted; and

(b)	do or procure to be done each and every act or thing which such other Party may from time to time reasonably require to be done for the purpose of enforcing such other Party’s rights under this Agreement.

7.	COSTS AND EXPENSES

7.1	Each party shall bear its own legal expenses in relation to the negotiations leading up to the transactions contemplated hereunder and to the preparation, execution and carrying into effect of the Basic Documents and all other documents referred to in them which relate to the transactions contemplated under them.

7.2	The Company shall pay for the expenses of a full financial audit and review of the Company’s and Subsidiaries’ historical financial statements for the three years ended 31 December for 2001, 2002 and 2003 by Moores Rowland Mazars; provided, however, the Investor agrees to advance the payment of such expenses and the parties hereto agree that the Investor may deduct the audit-related expenses paid on behalf of the Company from the consideration payable by the Investor at the First Investment.

7.3	Any stamp duty payable in connection with the issue and allotment of the Subscribed Shares pursuant to this Agreement shall be borne by the Company. Any stamp duty payable in connection with the transfer of the First Investment Sale Shares pursuant to this Agreement shall be borne by the Selling Shareholders.

8.	INDEMNIFICATION

8.1	All representations, warranties, covenants and obligations in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the closing of the transactions contemplated by the Agreement.

8.2	Subject to Clause 4.7, the Company, the Selling Shareholders, jointly and severally, will indemnify and hold harmless Investor, their respective affiliates and directors, officers, employees, agents, partners, stockholders, controlling persons and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (excluding consequential damage), expense (including costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third party claim (collectively, “Damages”), arising, directly or indirectly, from or out of any material inaccuracy in or material breach of any representation or warranty made by the Company or the Selling Shareholders in this Agreement or any other certificate or document delivered by the Company or the Selling Shareholders pursuant to this Agreement or any material breach of or failure to perform any covenant or obligation of the Company or the Selling Shareholders in this Agreement. The remedies provided in this Clause 8.2 will be in addition to any other remedies that may be available to the Investor or the other Indemnified Persons under this Agreement.

8.3	The Investor will indemnify and hold harmless the Company and the Selling Shareholders, and will pay to the Company and the Selling Shareholders the amount of, any Damages arising, directly or indirectly, from or out of any material inaccuracy in or material breach of any Investor Warranty or any material breach of or failure to perform any covenant or obligation of the Investor in this Agreement. The remedies provided in this Clause 8.3 will be in addition to of any other remedies that may be available to the Company or the Selling Shareholders under this Agreement.

Notwithstanding the foregoing, the Investor shall be under no liability with respect to a breach of any of the representations or warranties made in Schedule 6 hereof or to indemnify as provided in this Clause 8.3 unless the Investor has been given written notice that any or all of the Relevant Parties have filed a claim against the Investor or sought indemnification pursuant to Clause 8.4 hereof prior to the expiration of twenty-four (24) months from the First Investment Date. Any such claim shall be deemed to have been waived or withdrawn at the expiration of such twenty-four (24) month period unless notice is given. The Relevant Parties shall reimburse to the Investor an amount equal to any sum paid by any of them with respect to a claim under any of the Investor Warranties or to be indemnified as provided in Clause 8 which is subsequently recovered by any of the Relevant Parties or received by any of the Relevant Parties by a third party. The aggregate liability of Investor for breach of the Investor and under the indemnity as provided in Clause 8 shall not exceed the sum of US$4,000,000 and all interests accrued thereon at the per annum rate equal to LIBOR plus 1% from the First Investment Date, plus all reasonable costs and expenses incurred by the Relevant Parties due to such breach.

8.4	Procedure for Indemnification - Third Party Claims

(a)	Promptly after receipt by an indemnified party under Clause 8.2 or 8.3 of notice of the commencement of any action or proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Clause, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party’s failure to give such notice.

(b)	If any action or proceeding referred to in Clause 8.2 or 8.3 is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such action or proceeding, the indemnifying party will, be entitled to participate in such action or proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such action or proceeding and the indemnified party determines in good faith that joint representation would result in a conflict of interest, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such action or proceeding and provide indemnification with respect to such action or proceeding), to assume the defense of such action or proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election so to assume the defense of such action or proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Clause 8 for any fees of other counsel or any other expenses with respect to the defense of such action or proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such action or proceeding. If the indemnifying party assumes the defense of an action or proceeding, no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless such compromise or settlement includes an unconditional release of the indemnified party from all liability arising or that may arise out of such claim, action or proceeding. If the indemnifying party elects not to assume the defense of an action or proceeding, the indemnifying party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

(c)	Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that an action or proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such action or proceeding in so far as it relates to the indemnified party, but the indemnifying party will not be bound by any determination of an action or proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

8.5	A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

9.	EXCLUSIVITY

From the date hereof through the First Investment Date, each Party shall not, and shall cause each of its shareholders or representatives (including without limitation attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person, other than the Investor and its representatives, concerning any sale of all or a portion of the assets of the Company or any of its Subsidiaries outside its ordinary course of business, or of any shares of the Company, or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company.

10.	NO ISSUANCE OF SECURITIES

From the Date hereof until January 1, 2005, the Company and the PRC Subsidiary shall not, and the Company shall cause the Subsidiaries not to, issue any Ordinary Shares or any other securities to any Person except for the Subscribed Shares to the Investor and that number of Ordinary Shares to Lai on or prior to the First Investment Date on the terms Disclosed to the Investor. In the event the Investor’s IPO is completed by December 31, 2004, the Company shall continue to be subject to the restriction in this Clause 10 until October 1, 2005.

11.	NOTICES

11.1	Each notice, demand or other communication give or made under this Agreement shall be in writing and delivered or sent to the Founders, Selling Shareholders and Lai at their respective addresses or fax numbers set out in Schedule 1 or Schedule 2 (or such other address or fax number as the addressee has by five days’ prior written notice specified to the other Parties). Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address; and (b) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch.

11.2	Notices to the Company shall be sent to:

Object Software Limited

Suite 4A, No. 6 Knutsford Terrace

Tsimshatsui, Kowloon, Hong Kong

Attention: CEO

Fax: 852-2956-0576

Notices to the Investor shall be sent to:

The9 Computer Technology Consulting (Shanghai) Co., Ltd.

30/F CITIC Square, No. 1168 Nanjing Road (W)

Shanghai 200041, P.R. China

Attention: CEO

Fax: 86-10-65156583

12.	MISCELLANEOUS

12.1	This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

12.2	No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by another Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

12.3	This Agreement shall not be assignable, except that the Investor may assign its rights and obligations hereunder to an Affiliate of the Investor.

12.4	This Agreement (together with the other Basic Documents and any other documents referred to herein or therein) constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

12.5	The provisions of this Agreement, insofar as the same shall not have been fully performed at the First Investment, shall remain in full force and effect notwithstanding the First Investment.

12.6	Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of this Agreement as remain not so deleted.

12.7	Each Party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own selection, and that it has had full legal right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respectively counsel, that each Party is fully aware of the contents hereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

12.8	This Agreement is the product among the Parties hereto and any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by the Parties hereto.

12.9	This Agreement may be executed in one or more counterparts which, signed and taken together, shall constitute one document.

13.	GOVERNING LAW AND JURISDICTION

13.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. With respect to any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby, the parties hereto submit to the non-exclusive jurisdiction of the courts located in Hong Kong and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein.

13.2	The Company hereby appoints Object Software (H.K.) Limited of Suite 4A, No. 6 Knutsford Terrace, Tsimshatsui, Kowloon, Hong Kong, (or such other address as may have been notified by the Company in writing) as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason such agent (or its successor) no longer serves as agent of the Company for this purpose, the Company shall promptly appoint a successor agent and notify the each of other parties hereto. The Company agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Company.

The Investor hereby appoints GameNow.net (Hong Kong) Limited, of 22/F, Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong, (or such other address as may have been notified by the Investor in writing) as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason that Person (or its successor) no longer serves as agent of the Investor for this purpose, the Investor shall promptly appoint a successor agent and notify the each of other parties hereto. The Investor agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Investor.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

THE9 LIMITED

By:	/s/ Zhu Jun
Name:	Zhu Jun
Title:	CEO

OBJECT SOFTWARE LIMITED

By:	/s/ Richard Alan Wallis
Name:	Richard Alan Wallis
Title:	Chairman and CEO

OBJECT SOFTWARE (BEIJING) CO., LTD.

By:	/s/ Hendrick Lam
Name:	Hendrick Lam
Title:	Legal Representative & Chairman

RICHARD ALAN WALLIS

/s/ Richard Alan Wallis
ZHANG CHUN, PERSY /s/ ZHANG CHUN, PERSY

LAM W. K., HENDRICK

/s/ Lam W. K., Hendrick

CHIU PAK YUE, LEO

/s/ Chiu Pak Yue, Leo

OBJECT SOFTWARE EMPLOYEE BENEFIT
TRUST

/s/ Richard Alan Wallis
By:	Richard Alan Wallis
Title:	Trustee

/s/ Lam W. K., Hendrick
By:	Lam W. K., Hendrick
Title:	Trustee

LAI KUI MING, PHILIP

/s/ Lai Kui Ming, Philip

SCHEDULE 1

FIRST INVESTMENT

SUBSCRIBED SHARES CONSIDERATION	US$3,000,000.00

SUBSCRIBED SHARES	180 Ordinary Shares

FIRST INVESTMENT SALE SHARES CONSIDERATION TO Richard Alan Wallis Zhang Chun, Persy Lam W. K., Hendrick Chiu Pak Yue, Leo Object Software Employee Benefit Trust	US$610,170 US$135,593 US$118,644 US$33,898 US$101,695

FIRST INVESTMENT SALE SHARES FROM Richard Alan Wallis Zhang Chun, Persy Lam W. K., Hendrick Chiu Pak Yue, Leo Object Software Employee Benefit Trust	36 Ordinary Shares 8 Ordinary Shares 7 Ordinary Shares 2 Ordinary Shares 6 Ordinary Shares

THE9 LIMITED’S HOLDING IN THE COMPANY AFTER FIRST INVESTMENT	239 Ordinary Shares

Schedule 1-1

SCHEDULE 2

THE SUBSIDIARIES AND THE SELLING SHAREHOLDERS

Part A — The Founders	Mailing Address	Fax Number

Richard Alan Wallis	Suite 4A, No. 6 Knutsford Terrace, Tsimshatsui, Kowloon, Hong Kong	852-2956 0576

Zhang Chun, Persy	Room 1603, Building 12, Chang Wa Xiao Qu, Haidian District, Beijing	86-10-8846 9053

Lam W.K., Hendrick	Room 3310, Tin Kin House, Tim Wan, Hong Kong	852-2956 0576

Part B — The Subsidiaries	Mailing Address	Fax Number

Object Software (Beijing) Co. Ltd.	3rd floor, Xingya Mansion, No.63 North Avenue, 4th West Ring Road, Haidian District, Beijing, China zip 100089	86-10-8846 9053

Object Software B.V.	Zeemansstraat 13, 3016CN Rotterdam, P.O. Box 23169, 3001KD Rotterdam, The Netherlands	31-10-436 10 68

Object Software (H.K.) Limited	Suite 4A, No. 6 Knutsford Terrace, Tsimshatsui, Kowloon, Hong Kong	852-2336 3017

Schedule 2-1

Part C — The Selling Shareholders	Address	Fax Number

Richard Alan Wallis (for himself and on behalf of the Object Software Employee Benefit Trust)	Suite 4A, No. 6 Knutsford Terrace, Tsimshatsui, Kowloon, Hong Kong	852-2956 0576

Zhang Chun, Persy	Room 1603, Building 12, Chang Wa Xiao Qu, Haidian District, Beijing	86-10-8846 9053

Lam W. K., Hendrick (for himself and on behalf of the Object Software Employee Benefit Trust)	Room 3310, Tin Kin House, Tim Wan, Hong Kong	852-2956 0576

Chiu Pak Yue, Leo	41st Floor, Jardine House, 1 Connaught Place, Central, Hong Kong	852- 2111 3299

Part D—Philip Lai	Address	Fax Number

Lai Kui Ming, Philip	House K50, Marina Cove, Sai Kung, Kowloon, Hong Kong	852-2798 7399

Schedule 2-2

SCHEDULE 3

PARTICULARS OF THE COMPANY

PART A – THE COMPANY

Registered office	:	P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, British Virgin Islands.
Date of incorporation	:	5th January, 1995
Registration Number	:	139116
Place of Incorporation	:	British Virgin Islands
Directors	:	Richard Alan Wallis Zhang Chun, Persy Hendrick W.K. Lam
Secretary	:	CCM Corporate Services Limited
Share Capital: Authorised	:	US$500,000.00
Issued and paid up	:	US$1,000.00
Shareholders as of date hereof	:	Richard Alan Wallis Zhang Chun, Persy Lam W. K., Hendrick Chiu Pak Yue, Leo Richard Alan Wallis & Lam W. K., Hendrick

Registered Shareholder	Beneficial Shareholder	No. of Shares	Type of Shares
Richard Alan Wallis	Richard Alan Wallis	605	Ordinary Shares
Zhang Chun, Persy	Zhang Chun, Persy	135	Ordinary Shares
Lam W. K., Hendrick	Lam W. K., Hendrick	116	Ordinary Shares
Chiu Pak Yue, Leo	Chiu Pak Yue, Leo	39	Ordinary Shares
Richard Alan Wallis & Lam W. K., Hendrick	Object Software Employee Benefit Trust	105	Ordinary Shares

		1,000

Financial Year End :	31st December

Schedule 3-1

PART B – THE SUBSIDIARIES

Subsidiaries

Object Software (Beijing) Co., Ltd.

Object Software B.V.

Object Software (H.K.) Limited

PART C – POST-FIRST INVESTMENT CAPITALIZATION TABLE

Name of the Shareholders	Number of Ordinary Shares Held
Richard Alan Wallis	569
Lam W. K., Hendrick	109
Zhang Chun, Persy	127
Chiu Pak Yue, Leo	37
Object Software Employee Benefit Trust	99
Lai Kui Ming, Philip	15
The9 Limited	239

Total:	1,195

Schedule 3-2

SCHEDULE 4

COLLECTIVE WARRANTIES2

Definitions

In this Schedule, capitalized terms not otherwise defined have the meanings set forth in the Agreement, and the following terms have the meanings specified.

“Accounts” means the audited consolidated balance sheets of the Company and the Subsidiaries as at December 31, 2001, December 31, 2002 and December 31, 2003, respectively, and the audited consolidated statements of income and cash flows of the Company and the Subsidiaries for financial years of the Company ended on such dates, copies of which are annexed hereto and initialed by the Parties for purposes of identification.

“Accounts Date” means December 31, 2003.

“Assets” means all assets, rights and privileges of any nature and all goodwill associated therewith, including without limitation all rights in respect of Contracts, all Intellectual Property, Equipment and Software, but excluding rights in respect of real property.

“Contracts” means all contracts, agreements, licenses, engagements, leases, financial instruments, purchase orders, commitments and other contractual arrangements which have a continuing effect as of the date of this Agreement.

“Disclosed” means fully and fairly disclosed by the Company in the Disclosure Letter or in this Agreement.

“Equipment” means all the plant and machinery, tools and equipment, vehicles and office furniture, computer equipment (including without limitation servers, personal computers, mainframes, modems, screens, terminals, keyboards, disks, printers, cabling and associated and peripheral electronic equipment) and other tangible assets, but excluding Software.

“Intellectual Property” means all letters patent, trademarks, service marks, registered designs, domain names and utility models, copyrights, inventions, confidential information, brand names, database rights, know-how and business names and any similar rights situate in any country and the benefit (subject to the burden) of any of the foregoing (in each case whether registered or unregistered and including applications for the grant of any of the foregoing and the right to apply for any of the foregoing in any part of the world).

“Liabilities” means all indebtedness and other liabilities of any nature whatsoever, actual or contingent, and whether or not of a nature required to be disclosed in the accounts of the Company or the Subsidiaries, as the case may be.

“Software” means any set of instructions for execution by microprocessor, irrespective of application, language or medium.

[2]	These representations and warranties may be supplemented as a result of due diligence.

Schedule 4-1

“Warrantors” means the Company, the Founders and the PRC Subsidiary.

The Warranties

The Company, the Founders and the PRC Subsidiary (as regards the PRC Subsidiary only, to the extent that the Collective Warranties relate to it) hereby jointly and severally represent and warrant to the Investor that, except as Disclosed:

1.	CORPORATE MATTERS

(a)	Organization Good Standing and Qualification. The Company has been duly incorporated or established and organized, and is validly existing and in good standing, under the laws of the British Virgin Islands. The Subsidiaries have been duly incorporated or established and organized and are validly existing in good standing, under the laws of the respective jurisdictions in which they are incorporated or established. Each of the Company and the Subsidiaries has the corporate power and authority to own and operate its Assets and properties and to carry on its business as currently conducted.

(b)	Charter Documents. The copies of the Company’s and Subsidiaries’ Charter Documents (having attached thereto copies of all such resolutions as are by law required to be attached thereto and all amendments made to date) that have been delivered to the Investor are true and complete. All legal requirements and formalities concerning such Charter Documents have been duly and properly complied with in all material respects.

(c)	Capitalization and Other Particulars of the Company. The particulars of the Company’s share capital, and the other particulars of the Company, set forth in Part A of Schedule 3 are true, complete and correct as of the date hereof and will be true, complete and correct as of First Investment Date except for the authorization and issuance of the Subscribed Shares. The particulars of the Subsidiaries’ registered capital and total investment amount, and the other particulars of the Subsidiaries’, set forth in Part B of Schedule 3 are true, complete and correct as of the date hereof and will be true, complete and correct as of First Investment Date. The particulars of the Company’s share capital set forth in Part C of Schedule 3 is a true, complete and correct description of the share capital of the Company assuming the First Investment has occurred. On First Investment Date, the rights, preferences and privileges of the Ordinary Shares will be as set forth in the Restated Articles and, other than the Subscribed Shares, no Ordinary Shares will be in issue.

(d)	Options Warrants and Reserved Shares. Except for rights of first refusal, tag-along rights and pre-emption rights to be granted pursuant to the Shareholders Agreement, there are no outstanding options, warrants, rights (including conversion or preemption rights) or agreements for the subscription or purchase from the Company or any of the Subsidiaries of any shares in the capital stock of the Company or any of the Subsidiaries or any securities convertible into or ultimately exchangeable or

Schedule 4-2

exercisable for any shares of capital stock of the Company or any of the Subsidiaries, and no shares in the capital stock of the Company or any of the Subsidiaries, or share issuable upon exercise of any outstanding options, warrants or rights, or other shares issuable by the Company or any of the Subsidiaries, are subject to any preemptive rights, rights of first refusal or other rights to subscribe or purchase such shares (whether in favor of the Company or any of the Subsidiaries, as the case may be, or any other person), pursuant to any agreement or commitment of the Company.

(e)	Consents Permits and Waivers. The Company is not required to obtain any consents, permits and waivers necessary or appropriate for entering into and consummating the transactions contemplated by this Agreement and the Basic Documents.

(f)	Other Rights with respect to Shares. To the best of the Company’s knowledge, except as contemplated in this Agreement or the Shareholders’ Agreement, no voting or similar agreements exist related to the Company’s or any of the Subsidiaries’ securities which are presently outstanding or that may hereafter be issued. The Company has not provided any Person any right to cause any securities of the Company or any of the Subsidiaries to be registered under the Securities Act of 1933 of the United States of America.

(g)	Subsidiaries. Except for the Subsidiaries listed in Schedule 3, the Company does not own any direct or indirect interest in any other Person.

(h)	Corporate Records. The statutory books, minute books and register of members of the Company and the Subsidiaries have been properly and accurately maintained in all material respects and contain full and accurate records of all resolutions passed by the directors and the shareholders of the Company and the Subsidiaries and all issuances and transfers of shares or other securities of the Company or the Subsidiaries.

(i)	No Business or Liabilities. The Company (i) is a holding company and has not carried on any business (other than the acquisition of interests in the Subsidiaries, the holding of such interests and the holding of certain Intellectual Property) and (ii) other than the shareholder loans referred to in Schedule 5 does not have any liabilities or obligations exceeding US$ 50,000 on an individual basis, of any nature whatsoever.

(j)	Management’ Competitive Activities. The Founders do not hold any equity interests in any entity that carries on any business that competes with the business of the Company or any of the Subsidiaries as presently conducted other than their respective investments in listed companies.

Schedule 4-3

2.	AUTHORIZATION AND VALIDITY OF TRANSACTIONS

(a)	Authorization. The Founders have the legal right, power and authority and the Company and each of the Subsidiaries have the corporate power and authority to, as the case may be, execute, deliver and perform the Basic Documents to which they are a party. All action on the part of the Founders and all corporate action on the part of the Board and the Shareholders, as the case may be, necessary for the authorization, execution, delivery of and the performance of all obligations of the Founders and the Company respectively under the Basic Documents, the authorization, issuance and delivery of the Subscribed Shares and the sale and transfer of the First Investment Sale Shares and the filing of the Restated Articles have been taken.

(b)	Valid Issuance of Stock. The Subscribed Shares, when issued and paid for as provided in this Agreement, will be duly authorized and validly issued, fully paid and non-assessable. The Subscribed Shares, when issued and paid for as provided in this Agreement, and the First Investment Sale Shares are and will be free of restrictions on transfer other than restrictions on transfer under the Shareholders Agreement, the Restated Articles and any applicable securities laws.

(c)	Enforceability. This Agreement is, and each other Basic Document to which the Company is a party will, when executed by the Investor, be the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms. This Agreement is, and each other Basic Document to which the Founders are a party will when executed be, the valid and binding obligation of the Founders, enforceable against the Founders in accordance with its terms.

(d)	Consents and Approvals. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance by the Company of this Agreement and the Shareholders Agreement or the consummation of the transactions contemplated by the Basic Documents.

(e)	No Breach. The execution and delivery by the Company and the Founders of this Agreement and each other Basic Document to which it is a party and the performance by the Company and the Founders of their respective obligations under the Basic Documents do not and will not:

(i)	breach or constitute a default under any Charter Document of the Company or the Subsidiaries;

(ii)	result in a breach of, or constitute a default under, any Contract to which the Company, the Subsidiaries or any Founders is a party or by which it is bound;

Schedule 4-4

(iii)	result in a violation or breach of or default under any applicable law or regulation or of any order, judgment or decree of any Governmental Authority to which the Company, the Subsidiaries or any Founders is a party or by which the Company, the Subsidiaries or any Founders is bound.

(f)	Employee Benefit Trust. The Company has assisted in the creation of an employee benefit Trust (the “Trust”) for the benefit of the employees of Object Software (Beijing) Co., Ltd. The Trust is not maintained by the Company, but by Richard Wallis and Hendrick Lam, the joint trustees of the Trust. The Trust has been duly set up, and to the Warrantor’s best knowledge, complies with the applicable law.

3.	LEGAL COMPLIANCE

(a)	No Violation of Law. To the best of the Warrantors’ knowledge, none of the Company, any of the Subsidiaries or any Founders is or has at any time been in violation of any applicable law or regulation which may result in any liability or criminal or administrative sanction to the Company or any Subsidiaries or otherwise have a material adverse effect on the ability of the Company or any Subsidiaries to conduct its business as currently conducted.

(b)	Permits. The Company and each of the Subsidiaries have all permits, approvals, authorizations, franchises and licenses necessary for the conduct of its business as currently conducted. To the best of the Warrantors’ knowledge, neither the Company nor any of the Subsidiaries is in breach of or default under any such permit, approval, authorization, franchise or license.

4.	ASSETS

(a)	Status of Assets. Each of the Company and the Subsidiaries owns or has the right to use all Assets required for the conduct of its business as currently conducted. The Assets owned by the Company and the Subsidiaries are free and clear of all Encumbrances. The Company has made available to the Investor true and complete copies of the leases relating to all Assets leased by the Company and the Subsidiaries and the Company and the Subsidiaries, as the case may be, are in compliance with all such leases. The Equipment of the Company and the Subsidiaries has been properly maintained and are in good working condition in all material respects.

(b)	Intellectual Property Rights.

(i)	Without limiting the generality of paragraph 4(a) of this Schedule 4, the Company and the Subsidiaries have all rights to the Intellectual Property developed by the Company or any of the Subsidiaries, subject to the right to use granted to third parties, and the Company and the Subsidiaries have legal right to use the Intellectual Property required for the business of the Company and the Subsidiaries as currently conducted.

Schedule 4-5

(ii)	Details of all Intellectual Property owned by the Company and the Subsidiaries are set out in the Disclosure Letter, distinguishing among rights that have been registered, rights in respect of which applications to register have been made and rights in respect of which no such registration or application has been made.

(iii)	Details of all licenses granted to or by the Company or the Subsidiaries in respect of any Intellectual Property (the “IP Licenses”) are set out in the Disclosure Letter. True and complete copies of all IP Licenses have been made available to the Investor. Except as provided in the IP Licenses, neither the Company nor the Subsidiaries is obligated to pay any royalties or other payments to any Person in respect of Intellectual Property used by the Company or the Subsidiaries. To the best of the Warrantors’ knowledge, neither the Company nor the Subsidiaries is in breach of any IP License or of any agreement under which any confidential business information was or is to be made available to it.

(iv)	To the best of the Warrantors’ knowledge, all rights in all Intellectual Property and confidential business information required for the business of the Company or the Subsidiaries as currently conducted are vested in or validly granted to the Company and the Subsidiaries, as the case may be, and except as Disclosed in relation to paragraph (iii) above are not subject to any limit as to time or any other limitation, right of termination (including on any change in the underlying ownership or control of the Company or the Subsidiaries) or restriction and all renewal fees and steps required for their maintenance or protection have been paid and taken.

(v)	Except for the IP Licenses, neither the Company nor any of the Subsidiaries is a party to any confidentiality or other agreement or subject to any duty that restricts the free use or disclosure by the Company or any Subsidiaries, or requires disclosure of business information owned by or required for the business of the Company or the Subsidiaries.

(vi)	Except for the IP Licenses granted in the ordinary course of business, neither the Company nor any of the Subsidiaries has granted, nor is obliged to grant, any license, sub-license or assignment in respect of any Intellectual Property owned or otherwise required for the business of the Company or the Subsidiaries, and has not disclosed nor is obliged to disclose any confidential business information required for the business of the Company or the Subsidiaries to any Person, other than its employees for the purpose of carrying on its business. Except for

Schedule 4-6

the IP Licenses granted in the ordinary course of business, there are no restrictions on the right of the Company and the Subsidiaries to license or sub-license any Intellectual Property owned by it. To the best of the Company’s knowledge, there is not, nor has there been at any time, any unauthorized use or infringement by the Company or the Subsidiaries of any Intellectual Property or confidential business information of any Person.

(vii)	To the best of the Company’s knowledge, the processes and methods employed, the services provided, the businesses conducted and the products manufactured, used or dealt in by the Company or the Subsidiaries does not, or at the time of being employed, provided, conducted, manufactured, used or dealt in did not, infringe the rights of any other Person in any Intellectual Property or business information.

(viii)	Neither the Company nor any of the Subsidiaries has applications to register any Intellectual Property which are not being pursued with all reasonable due diligence.

(ix)	All employees of the Company and all the employees of the Subsidiaries have entered into a standard confidentiality and non-competition agreements, copies of which have been provided to the Investor. To the Warrantors’ best knowledge, none of these employees are in breach of such agreements. To the Warrantors’ actual knowledge, none of its or the Subsidiaries’ employees is obligated under any Contract, or subject to any judgment, decree or order of any Governmental Authority, that would interfere with the use of his or her best efforts to promote the interests of the Company and the Subsidiaries or that would conflict with the Company’s or any the Subsidiaries’ business as currently conducted. To the Warrantors’ actual knowledge, neither the execution or delivery of this Agreement or the Shareholders Agreement, nor the carrying on of the Company’s or any the Subsidiaries business by the employees of the Company and the Subsidiaries, nor the conduct of the Company’s or any of the Subsidiaries’ business as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

(c)	Real Property. Neither the Company nor any of the Subsidiaries owns any land, buildings or other real property. The Company has provided to the Investor true and complete copies of all real property leases in respect of real property used by the Company or the Subsidiaries. The Company and the Subsidiaries are in compliance in all material respects with all such leases.

Schedule 4-7

5.	CONTRACTS AND TRANSACTIONS

(a)	Contracts. Except as Disclosed, neither the Company nor any of the Subsidiaries is a party to or bound by any Contract that (i) was entered into outside of the ordinary course of business of the Company or the Subsidiaries, (ii) has a term (including extensions at the option of any other party thereto) in excess of three years, (iii) involves payments by the Company or any of its Subsidiaries in excess of US$50,000 or (iv) is otherwise material to the business or financial condition of the Company or any of the Subsidiaries (collectively, “Material Contracts”). A list of all Material Contracts which are subsisting or have continuing effect as of First Investment Date is included in the Disclosure Letter. True and complete copies of all Material Contracts have been made available to the Investor. To the Warrantors’ best knowledge, neither the Company nor any of the Subsidiaries is in material default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contract to which it is a party. Each such Contract has been duly executed and delivered by the Company and the Subsidiaries, as the case may be, and constitutes the valid and binding obligation of the Company and Subsidiaries thereto, enforceable against the Company and Subsidiaries thereto in accordance with its terms. To the best of the Warrantors’ knowledge, no party is in material breach of any such Contract or has indicated any intention to terminate any such Contract prior to the expiration of its term.

(b)	Related Party Transactions. Except as Disclosed, there are no Contracts, understandings, transactions or proposed transactions between the Company or the Subsidiaries on the one hand and any Related Party on the other hand. No Related Party or employee of the Company or any of the Subsidiaries or any member of his or her immediate family is indebted to the Company or any of the Subsidiaries, nor is the Company or any of the Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of the Company’s knowledge, none of such Persons has any direct or indirect ownership in any business entity with which the Company is affiliated or with which the Company or any of the Subsidiaries has a business relationship, or any business entity that competes with the Company or any of the Subsidiaries, other than passive shareholdings of less than 5% in publicly listed companies that may compete with the Company or any of the Subsidiaries. To the best of the Company’s knowledge, no such Person is, directly or indirectly, interested in any Contract with the Company or any of the Subsidiaries.

6.	FINANCIAL MATTERS

(a)	Accounts. The Accounts have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis fairly present the state of affairs, assets and liabilities, financial position and profit or loss of the Company and the Subsidiaries as at the respective dates thereof and for the periods covered thereby and are not affected by any unusual or non-recurring items not covered therein. The Company has appointed Moores Rowland Mazars as its auditor.

Schedule 4-8

(b)	Liabilities. Neither the Company nor any of the Subsidiaries has any Liabilities other than Liabilities reflected in the Accounts and Liabilities incurred in the ordinary course of business since the Accounts Date. Neither the Company nor any of the Subsidiaries has guaranteed any indebtedness of any Person other than the Company and the Subsidiaries.

(c)	Taxes. The Company and the Subsidiaries have filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company and the Subsidiaries have paid all taxes and other assessments due.

(d)	Projections. In connection with the transactions contemplated by this Agreement, the Company has furnished to the Investor certain projected budgets, financial statements and forecasts. Such projected budgets, financial statements and forecasts were prepared by the Company and the Subsidiaries in good faith based on its best knowledge, information and belief.

(e)	Accounts Receivable. All of the accounts receivable of the Company and the Subsidiaries were created in the ordinary course of the Company’s and the Subsidiaries’ business, and, to the Warrantors’ best knowledge, are collectible in the face value thereof.

(f)	Accounts Payable. All of the accounts payable of the Company and each Subsidiaries were incurred in the ordinary course of the Company’s or the Subsidiaries’ business, and the Company or the Subsidiaries respectively received fair value for the incurrence of each.

7.	OPERATIONS

(a)	Activities Since Accounts Date. Since the Accounts Date, there has not been:

(i)	any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Assets used by the Company or any of the Subsidiaries or the operating results or business of the Company or any of the Subsidiaries as currently conducted;

(ii)	any waiver by the Company or any of the Subsidiaries of a valuable right or of a material debt owed to it;

(iii)	any material change or amendment to a Material Contract by which the Company or any of the Subsidiaries is bound, except for changes or amendments which are Disclosed;

(iv)	any resignation, threatened resignation or termination of any key officers of the Company or any of the Subsidiaries;

Schedule 4-9

(v)	any declaration or payment of any dividend or other distribution by the Company or any of the Subsidiaries;

(vi)	any debt, obligation or liability incurred, assumed or guaranteed by the Company or any of the Subsidiaries, except those for immaterial amounts and for those incurred in the ordinary course of business; or

(vii)	any agreement or commitment by the Company or any of the Subsidiaries to do any of the things described in this Clause 7(a).

(b)	Current Operations. To the Warrantors’ best knowledge, there is no existing fact or circumstance that may have a material adverse effect on the ability of the Company or the Subsidiaries to conduct its business as currently conducted.

(c)	No Directed Selling Efforts. Neither the Company nor any of the Subsidiaries has engaged in any advertising or any other promotional activity in the United States that would constitute “Directed Selling Efforts” (as such term is defined in Rule 902(c) of Regulation S of the Securities Act) with respect to the Subscribed Shares or the First Investment Sale Shares.

8.	EMPLOYEES

(a)	Labor Agreements and Actions. Neither the Company nor any of the Subsidiaries is bound by or subject to any contract, commitment or arrangement with any labor union, and, to the Company’s best knowledge, no labor union has requested, sought or attempted to represent any employees, representatives or agents of the Company or any of the Subsidiaries. There is no strike or other labor dispute involving the Company or the Subsidiaries pending nor, to the Company’s best knowledge, threatened. To the Company’s actual knowledge, no employee of the Company or any of the Subsidiaries is or will be in violation of any judgment, decree or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee with the Company or any of the Subsidiaries, or any other party because of the nature of the business conducted by the Company or any of the Subsidiaries, or to the use by the employee of his best efforts with respect to such business.

(b)	Employment Agreements and Compensation Arrangements. Neither the Company nor any of the Subsidiaries is a party to or bound by any currently effective employment contract (other than contracts that can be terminated by not more than three months’ notice), deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

(c)	Status of Employees. To the Company’s best knowledge, no officer or key employee, or any group of key employees, intends to terminate their

Schedule 4-10

employment with the Company or the Subsidiaries, nor does the Company or any of the Subsidiaries have a present intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company and the Subsidiaries is terminable by not more than three months’ notice by the Company or the Subsidiaries, as the case may be.

(d)	Obligations of Management. Except for Richard Alan Wallis and Lam W. K., Hendrick, each officer of the Company or the Subsidiaries is currently devoting substantially all of his or her business time to the conduct of the business of the Company or the Subsidiaries. The Company is not aware of any officer or key employee of the Company or the Subsidiaries, except for Richard Alan Wallis and Lam W. K., Hendrick, planning to work less than full time at the Company or the Subsidiaries in the future.

9.	CLAIMS AND PROCEEDINGS

(a)	Litigation.

(i)	Neither the Company nor any of the Subsidiaries is engaged in or the subject of any litigation, arbitration or administrative or criminal proceedings (collectively, “Litigation”), whether as plaintiff, defendant or otherwise. Neither any Shareholder nor any director or officer of the Company or any of the Subsidiaries is engaged in or are the subject of any Litigation, whether as plaintiff, defendant or otherwise, which has had or may have an adverse effect on the Company or any of the Subsidiaries.

(ii)	No Litigation is pending, threatened or expected by or against the Company or any of the Subsidiaries, and, to the Company’s best knowledge, no Litigation that may have a material adverse effect on the Company or any the Subsidiaries is pending, threatened or expected by or against any shareholder or any director or officer of the Company or any of the Subsidiaries. There are no facts or circumstances likely to give rise to any Litigation against the Company or any of the Subsidiaries or, to the best knowledge of the Company, any such Litigation against any shareholder or any director or officer of the Company or the Subsidiaries in connection with the business of the Company or any of the Subsidiaries.

(iii)	None of the Company, the Subsidiaries, any shareholder or any director or officer of the Company or the Subsidiaries is party to any undertaking or assurance given to any Governmental Authority or the subject of any injunction relating to the Company’s or the Subsidiaries’ business which is still in force.

(b)	No Insolvency. No order has been made and no resolution has been passed for the winding up of the Company or any of the Subsidiaries or

Schedule 4-11

for a provisional liquidator to be appointed in respect of the Company or the any of the Subsidiaries and no petition has been presented and no meeting has been convened for the purpose of winding up the Company or any of the Subsidiaries. No receiver has been appointed in respect of the Company or any of the Subsidiaries or all or any of their assets. Neither the Company nor any of the Subsidiaries is insolvent or unable to pay its debts as they fall due.

10.	DISCLOSURE

(a)	No Misrepresentation. No representation, warranty or statement by the Company and the Founders in this Agreement, or in any Exhibit, Schedule, statement or certificate furnished to the Investor pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein, in light of the circumstances under which they were made, not misleading.

(b)	Best Knowledge. Without limiting the generality of Clause 1.8, the phrase “best knowledge of the Company” means the best knowledge of the Company and the Founders following reasonable inquiry.

Schedule 4-12

SCHEDULE 5

SELLING SHAREHOLDERS WARRANTIES

Each of the Selling Shareholders except for Philip Lai hereby jointly and severally represent and warrant to the Investor that:

(1)	Each of the Selling Shareholders is the lawful, registered and beneficial owner of the relevant First Investment Sale Shares as set forth opposite his/her/its name in Schedule 1, and holds full legal and beneficial ownership of the shares registered in such Shareholders’ names. No other person holds any rights to or over the Selling Shareholder Shares, including without limitation any right to the voting power, rights, benefits, or the right to any economic benefit arising out of or in connection with the Selling Shareholder Shares;

(2)	Each of the Selling Shareholders does not have any claims against the Company, except for the loans extended to the Company as set forth below:

Richard Alan Wallis	US$	104,915.00
Lam W. K., Hendrick	US$	27,170.00
Chiu Pak Yue, Leo	US$	3,417.00

Each of the above loan amounts may vary from time to time by the Selling Shareholders’ advances to the Company for the Company’s needs, but in no event shall the total of the loan amounts listed above increase in aggregate by more than US$10,000. The above loan amounts reflect the current interest-free account balances between the relevant Selling Shareholders and the Company as of the date hereof.

(3)	All First Investment Sale Shares are free and clear of all Encumbrances at the First Investment Date;

(4)	The delivery by each of the Selling Shareholders to the Investor of the First Investment Sale Shares, pursuant to the provisions of this Agreement, will transfer to the Investor legal and beneficial ownership thereto, free and clear of all liens, charges, encumbrances, equities and adverse interests;

(5)	This Agreement, when duly executed and delivered by all the Parties hereto, will constitute a legal, valid and binding obligation of each of the Selling Shareholders, enforceable against the Selling Shareholder in accordance with its terms;

(6)	The Selling Shareholders have obtained all the necessary waivers in order to allow for the sale of the First Investment Sale Shares and all other transactions contemplated under the Basic Documents;

(7)	Any necessary consent, approval or authorization required for the valid authorization, execution and delivery of this Agreement by any of the Selling Shareholders or for their performance of the terms hereof will have been obtained on or before the First Investment Date;

Schedule 5-1

(8)	No voting or similar agreements exist relating to Selling Shareholder Shares which are presently outstanding or that may hereafter be issued. None of the Selling Shareholders has granted to any Person any right to cause any First Investment Sale Shares to be registered under the Securities Act of 1933 of the United States of America;

(9)	No representation or warranty by the Selling Shareholders contained in this Agreement or in any certificate furnished or to be furnished by the Selling Shareholders to the Investor in connection with this Agreement or pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained in this Agreement or in such certificate not misleading.

Schedule 5-2

SCHEDULE 6

INVESTOR WARRANTIES

(1) (a)	The Investor is a company duly organized and existing under the laws of the Cayman Islands.

(b)	The Investor has the full power, authority and legal right to own assets and carry on its business. The Investor is not in receivership or liquidation and has taken no steps to enter into liquidation, and no petition has been presented for the winding-up of the Investor. There are no grounds on which a petition or application could be based for the winding-up or appointment of a receiver of the Investor.

(2)	The execution, delivery and performance of this Agreement by the Investor will not:

(a)	violate any provision of the organizational documents of the Investor;

(b)	require the Investor to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority or any other third party pursuant to any agreement to which the Investor is a party or by which the Investor is bound;

(c)	conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any agreement to which the Investor is a party or by which the Investor is bound;

(d)	violate any court order, judgment, injunction, award, decree or writ against, or binding upon, the Investor or upon its securities, properties or business; or

(e)	violate any law or regulation of the country where the Investor is incorporated or any other jurisdiction in which the Investor maintains a business presence.

(3)	The Investor has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby. The execution and delivery by the Investor of this Agreement and the performance by the Investor of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of the Investor. Assuming the due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

(4)	The Investor understands that the acquisition of the First Investment Sale Shares involves substantial risk. The Investor (a) has experience as an investor in securities of companies in the development stage and acknowledges that the Investor can bear the economic risk of its investment in the First Investment Sale Shares and has such knowledge and experience in financial or business matters that the Investor is capable of evaluating the merits and risks of this investment in the First Investment Sale Shares and protecting its own interests in connection with this investment and/or (b) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons.

Schedule 6-1

SCHEDULE 7

LIST OF MATTERS TO BE COVERED BY

OPINION OF THE COMPANY’S BVI COUNSEL

(1)	The Company has been duly incorporated as a private limited company and is validly existing under the laws of the British Virgin Islands and has full power, authority and legal right to own its assets and carry on its business.

(2)	The Company has the full power and authority to enter into, execute and deliver each of the Basic Documents to which the Company is a party and to perform the transactions contemplated thereby.

(3)	The execution and delivery by the Company of each of the Basic Documents to which it is a party have been duly authorized by all necessary corporate or other action of the Company.

(4)	Assuming the due authorization, execution and delivery thereof by the Investor, each of the Basic Documents to which the Company is a party will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

(5)	The execution, delivery and performance by the Company of each of the Basic Documents to which it is a party will not:

(a)	violate any provision of the Charter Documents;

(b)	require the Company to obtain any consent, approval or action of, or make any filing with or give any notice to, any governmental body in the British Virgin Islands, other than those approvals and filings identified in Schedule 4 to this Agreement; or

(c)	violate any law or regulation of any Governmental Authority in the British Virgin Islands.

(6)	All of the Subscribed Shares have been duly authorized for issuance and, when issued and delivered by the Company against the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable.

(7)	Based on the search with the Companies Registry in the British Virgin Islands, no legal action has been filed with or is pending against the Company in such courts.

Schedule 7-1

SCHEDULE 8

LIST OF MATTERS TO BE COVERED BY

OPINION OF THE COMPANY’S PRC COUNSEL REGARDING

OBJECT SOFTWARE (BEIJING) CO., LTD. (THE “COMPANY”)

(1)	The Company has been duly incorporated as a private limited company and is validly existing under the laws of PRC and has full power, authority and legal right to own its assets and carry on its existing business.

(2)	The Letter of Approval , Certificate of Approval and Business License of the Company attached hereto as Appendix I, II and III respectively are authentic, valid and subsisting and all conditions stated in the Letter of Approval have been duly complied with.

(3)	The Company has passed all joint annual inspection since its incorporation.

(4)	The Company has the full power and authority to enter into, execute and deliver the Subscription and Purchase Agreement and all agreements referred to therein (a copy of which is attached hereto as Appendix IV, the “Agreement”) and to perform the transactions contemplated thereby.

(5)	The execution and delivery by the Company of the Agreement have been duly authorized by all necessary corporate or other actions of the Company.

(6)	Assuming the due authorization, execution and delivery thereof by The9 Limited, the Agreement will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

(7)	The execution, delivery and performance by the Company of the Agreement will not:

(a)	violate any provision of its Articles of Association;

(b)	require the Company to obtain any consent, approval or action of, or make any filing with or give any notice to, any governmental body in PRC; or

(c)	violate any law or regulation of any PRC Governmental Authority.

(8)	All previous increases in the registered share capital, and all amendments to the Articles of Association, of the Company have been approved and validly registered with the appropriate PRC Governmental Authority.

(9)	All material agreements and contracts governed by the laws of the PRC to which either the Company or Object Online is a party to or the subject of, are validly entered into and are enforceable by or against the Company or Object Online, as applicable, in accordance with their terms.

Schedule 8-1

(10)	The Company and Object Online have obtained all requisite operation licenses and permissions from the appropriate PRC Governmental Authority that are necessary for the operation of their respective businesses and for the sale of its products in PRC.

(11)	The Loan Agreement entered into in April 2000 for USD100,000 made between the Company as borrower and Object Software as lender is valid and subsisting, and has been duly registered with the Beijing City Foreign Exchange Administration Bureau .

(12)	The Company is a qualified “Software Enterprise” under the Policies on Encouraging the Development of Software and IC Industry ( and was issued with a valid and subsisting Software Enterprise Cognizance Certificate issued by the relevant PRC Governmental Authority.

(13)	All game products of the Company and Object Online as listed on Appendix V hereto have been duly registered with the relevant PRC software enterprise cognizance organization in accordance with the Software Products Management Method of the PRC.

(14)	All game products of the Company and Object Online as listed on Appendix VI hereto have been duly registered with its provincial press and publishing bureau within 60 days after establishment in accordance with the Electronic Publications Management Rules of the PRC / none of the game products of the Company and Object Online is required to be registered under the Electronic Publications Management Rules.

(15)	The computer software copyrights registration certificates (as attached hereto as Appendix VII) in relation to four software, namely

1.	(Fate of the Dragon) V1.0;

2.	V1.0

3.	V1.0; and

4.	V1.0

are valid and subsisting.

(16)	The lease with Beijing Shiyou Industry and Trade Company dated 1 April 2002 for the premises located at 35d Floor, Xingya Mansion, No. 63 North Avenue, 4th West Ring Road, Haidian District, Beijing, China 100089, is valid and subsisting, and all property leasing and other permits required by law have been obtained and registered/filed with the relevant Real Estate Management Department if necessary.

(17)	The Company has paid all mandatory employees social and welfare benefits as required by the relevant PRC laws and regulations.

(18)	Object Online is duly incorporated under the laws of the PRC and is issued with a valid business license and an online game operation license. Mr. ZHANG Chun and Ms. LI Xiu-mei are the only shareholders of Object Online and Li Xiu-mei is the sole director of that company

Schedule 8-2

SCHEDULE 9

LIST OF INDIVIDUALS REQUIRED TO

ENTER INTO THE SERVICE CONTRACT

1.	Zhang Chun, Persy
2.	Richard Alan Wallis
3.	Liu Gang
4.	Mao Haibin
5.	Kou Yujie
6.	Gao Feng
7.	Wang Ying
8.	Xu Wei Chuan
9.	Li Dong
10.	Liu Jing
11.	Liu Jiang
12.	Shen Yi
13.	Wu Bang Hai
14.	Liu Qian
15.	Cui Hai Qing
16.	Chen Xue Feng

Schedule 9-1

EXHIBIT A

FORM OF SHAREHOLDERS AGREEMENT

Exhibit A-1

EXHIBIT B

FORM OF COMPANY RESTATED ARTICLES

Exhibit B-1

EXHIBIT C

FORM OF SHARE PURCHASE AGREEMENT

Exhibit C-1

EXHIBIT D

FORM OF SERVICE CONTRACTS (3)

EXHIBIT E

FORM OF THE NOTE

PROMISSORY NOTE

US$2,000,000.00

Date: April 16, 2004

FOR VALUE RECEIVED, The9 Limited, a company organized under the laws of the Cayman Islands (“The9”), hereby promises to pay to the order of Object Software Limited, a company organized under the laws of the British Virgin Islands (“Object”), US$2,000,000 (the “Note Amount”). The Note Amount shall be paid in full by The9 to Object on May 16, 2004 (the “Payment Date”), and no interest shall accrue or be payable on the Note Amount. The Note Amount shall be payable in Renminbi, the lawful currency of the People’s Republic of China, to be converted at the then prevailing US$-RMB exchange rate quoted by the People’s Bank of China as at the Payment Date, and in immediately available funds.

This Promissory Note shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

The9 Limited

By:
Name:
Title: